EXHIBIT a(1)(v)
OFFER TO PURCHASE FOR CASH
up to
29,648,400 Common Shares of
FAIRMONT HOTELS & RESORTS INC.
for
U.S.$40.00 per Share
by
ICAHN PARTNERS LP and ICAHN PARTNERS MASTER FUND LP
THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 8:00 P.M. (TORONTO TIME) ON
FEBRUARY 7, 2006 (THE “EXPIRY TIME”) UNLESS EXTENDED OR WITHDRAWN.
December 9, 2005
To Our Clients:
     Enclosed for your consideration are the Offer to Purchase and Circular dated December 9, 2005, and the related Letter of Acceptance and Transmittal (which, together with any amendments or supplements thereto, collectively, constitute the “Offering Materials”), in connection with the Offer by Icahn Partners LP, a limited partnership governed by the laws of Delaware, and Icahn Partners Master Fund LP, a limited partnership governed by the laws of the Cayman Islands (collectively, “Icahn” or the “Offeror”), to purchase up to 29,648,400 Common Shares (the “Fairmont Shares”) of Fairmont Hotels & Resorts Inc. at a purchase price of U.S.$40.00 per Fairmont Share upon the terms and subject to the conditions set forth in the Offering Materials. Capitalized terms used but not defined in this letter have the meanings set forth in the Offering Materials.
     We are the holder of record of Fairmont Shares for your account. A deposit of such Fairmont Shares can only be made by us as the holder of record and pursuant to your instructions. The enclosed Letter of Acceptance and Transmittal is furnished to you for your information only and cannot be used by you to deposit Fairmont Shares held by us for your account.
     We request instructions as to whether you wish us to deposit any or all of the Fairmont Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offering Materials. Your attention is invited to the following:

1.	The offer price is U.S.$40.00 per Fairmont Share. However, Shareholders have the option to elect to receive payment in Canadian dollars. On December 8, 2005, the Bank of Canada noon spot exchange rate for Canadian dollars per U.S.$1.00 was Cdn.$1.1574. For example, if you received payment in U.S. dollars and exchanged it for Canadian dollars at that exchange rate, you would have received Cdn.$46.2960 per Fairmont Share (excluding any currency exchange fees or commissions). Although the offer price of U.S.$40.00 per Fairmont Share is fixed, the amount you would receive in Canadian dollars with respect to each Fairmont Share will vary with the Canadian dollar to U.S. dollar exchange rate, which may be higher or lower than Cdn.$1.1574 per U.S.$1.00 at the time of exchange. All amounts payable by the Offeror for Fairmont Shares deposited under the Offer will be made in U.S. currency, unless you direct us to elect to receive payment on your behalf in Canadian dollars based on the Bank of Canada noon spot exchange rate on the date following the expiry of the Offer, as provided for in the Offering Materials. If applicable to your situation, you should obtain a current quote of the exchange rate before deciding whether to deposit your Fairmont Shares.

2.	The Offer is being made for up to 29,648,400 of the issued and outstanding Fairmont Shares.

3.	The Offer will be open for acceptance until 8:00 p.m., Toronto time, on February 7, 2006, unless extended or withdrawn.

4.	Depositing Shareholders will not be obligated to pay any brokerage fee or commission to the Depositary or the U.S. Forwarding Agent to accept the Offer.

5.	The Offer is subject to certain conditions, including, without limitation, there being validly deposited under the Offer and not withdrawn, at the Expiry Time, not less than 18,112,400 Fairmont Shares. The conditions of the Offer are set forth in Section 4 of the Offer to Purchase, “Conditions of the Offer”. Subject to applicable law, the Offeror reserves the right to withdraw the Offer and not take up and pay for any Fairmont Shares deposited under the Offer unless each of the conditions to the Offer is satisfied or waived by the Offeror prior to the Expiry Time.
     The Offer is made solely through the Offering Materials and is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.
     If you wish to have us deposit any or all of your Fairmont Shares, please so instruct us by completing, executing and returning to us the instruction form accompanying this letter. An envelope to return your instructions to us is also enclosed. If you authorize the deposit of your Fairmont Shares, all such Fairmont Shares will be deposited unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us so as to provide us with ample time to submit a deposit on your behalf prior to the Expiry Time.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
up to
29,648,400 Common Shares of
FAIRMONT HOTELS & RESORTS INC.
for
U.S.$40.00 per Share
by
ICAHN PARTNERS LP and ICAHN PARTNERS MASTER FUND LP
     The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase and Circular dated December 9, 2005, and the related Letter of Acceptance and Transmittal (which, together with any amendments or supplements thereto, collectively, constitute the “Offering Materials”) in connection with the Offer by Icahn Partners LP, a limited partnership governed by the laws of Delaware, and Icahn Partners Master Fund LP, a limited partnership governed by the laws of the Cayman Islands (collectively “Icahn” or the “Offeror”), to purchase up to 29,648,400 Common Shares (the “Fairmont Shares”) of Fairmont Hotels & Resorts Inc. at a purchase price of U.S.$40.00 per Fairmont Share upon the terms and subject to the conditions set forth in the Offering Materials.
     The undersigned hereby instructs you to deposit pursuant to the Offer the number of Fairmont Shares indicated below, together with any associated Rights to purchase Fairmont Shares, that are held by you for the account of the undersigned (or, if no number is indicated below, all such Fairmont Shares and Rights held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offering Materials. The undersigned also hereby directs you to elect to receive payment in the currency specified below (or, if no currency is specified, to accept payment in U.S. dollars).

Number of Fairmont Shares to be Deposited:*

Account No.(s):	SIGN HERE

Dated:

Signature(s)

Print Name(s) and Address(es)

Area Code and Telephone Number(s)

Taxpayer Identification or Social
Security Number(s)
CURRENCY OF PAYMENT
☐ Check here if you wish us to elect to receive payment under the Offer in Canadian dollars based on the Bank of Canada noon spot exchange rate for Canadian dollars on the date following the expiry of the Offer on which funds are provided to the Depositary to pay for Fairmont Shares purchased pursuant to the Offer. (Check box)
If no box is checked, you will receive payment in U.S. dollars.

*	Unless otherwise indicated, it will be assumed that all Fairmont Shares held by us for your account are to be deposited.